SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, for   Use  of  the  Commission  Only  (as  permitted  by  Rule
    14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                         Applebee's International, Inc.
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box)

[X] No fee required
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1)  Title of each class of securities to which transaction applies:

           ---------------------------------------------------------------------

      (2)  Aggregate number of securities to which transaction applies:

           ---------------------------------------------------------------------

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

           ---------------------------------------------------------------------

      (4)  Proposed maximum aggregate value of transaction:

           ---------------------------------------------------------------------

      (5)  Total fee paid:

           ---------------------------------------------------------------------

[ ] Fee paid previously with preliminary materials.

[ ] Check box if  any part  of the fee  is offset as  provided  by Exchange  Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)  Amount Previously Paid:

           ---------------------------------------------------------------------

      (2)  Form, Schedule or Registration Statement No.:

           ---------------------------------------------------------------------

      (3)  Filing Party:

           ---------------------------------------------------------------------

      (4)  Date Filed:

           ---------------------------------------------------------------------

                         APPLEBEE'S INTERNATIONAL, INC.
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  May 10, 2001

Dear Stockholder:

     It is my pleasure to invite you to the 2001 Annual Meeting of Stockholders for Applebee's International, Inc. We will hold the meeting on May 10, 2001, at 10:00 a.m., CDT, at the Doubletree Hotel, which is located at 10100 College Boulevard, Overland Park, Kansas 66210.

At the meeting, we will:

     o    Elect three directors;

     o Approve the Applebee's International, Inc. 2001 Senior Executive Bonus Plan;

     o Ratify the selection of Deloitte & Touche LLP as independent auditors for the 2001 fiscal year; and

     o Transact any other business that is proposed in accordance with our by-laws before the meeting is adjourned or postponed.

     We have attached a Proxy Statement to this notice that more fully describes each of these items of business.

                   The Board of Directors recommends THAT YOU
                       VOTE "FOR" EACH OF THESE proposals.

     The Board of Directors has chosen March 16, 2001, as the date used to determine the stockholders who will be able to attend and vote at the Annual Meeting. If you own stock in Applebee's International, Inc. at the close of business on that date, you are cordially invited to attend the meeting.

     Your vote is important. If you decide not to attend the Annual Meeting in person, you may vote on these proposals by proxy. To do so, please complete, date, sign, and return the enclosed proxy card promptly. We have enclosed a postage-prepaid envelope to expedite the return of your completed proxy card. You may also vote by telephone or over the Internet as indicated on the proxy card instructions. If you have voted by mail or by telephone or over the Internet and later decide to attend the Annual Meeting, you may come to the meeting and vote in person.

     We look forward to seeing you at the meeting.

                                           By Order of the Board of Directors


                                           Robert T. Steinkamp, Secretary

Overland Park, Kansas
April 10, 2001

                         APPLEBEE'S INTERNATIONAL, INC.
                                 --------------

                                 PROXY STATEMENT
                                 ---------------

               QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

Why Did You Send Me This Proxy Statement?

     The Board of Directors of Applebee's International, Inc. (sometimes referred to herein as "Applebee's", "we", "us", "our", or the "Company") is soliciting the enclosed proxy to be used at the Annual Meeting of Stockholders on May 10, 2001, at 10:00 a.m., CDT, and at any adjournment or postponement of that meeting. The meeting will be held at the Doubletree Hotel, which is located at 10100 College Boulevard, Overland Park, Kansas 66210. Applebee's will use the proxies it receives to:

     o    Elect three directors;

     o Approve the Applebee's International, Inc. 2001 Senior Executive Bonus Plan;

     o Ratify the selection of Deloitte & Touche LLP as our independent auditors for the 2001 fiscal year; and

     o Transact any other business that is proposed in accordance with our by-laws before the meeting is adjourned or postponed.

     We mailed this Proxy Statement and the accompanying proxy on or about April 10, 2001 to all stockholders entitled to vote at the Annual Meeting.

How Many Votes Do I Have?

     If we had your name on record as owning stock in Applebee's International, Inc. at the close of business on March 16, 2001, then you are entitled to vote at the Annual Meeting. You are entitled to one vote for each share of Applebee's common stock you own. At the close of business on March 16, 2001, 24,382,974 shares of the Company's common stock were outstanding and eligible to vote.

How Do I Vote By Proxy?

     Whether you plan to attend the Annual Meeting or not, we encourage you to complete, sign, date, and return the enclosed proxy card. We have enclosed a postage-prepaid envelope for your convenience. You may also vote by telephone or over the Internet as indicated on the proxy card instructions. Voting your shares by returning the enclosed proxy card, or by telephone or over the Internet, will not affect your right to attend the Annual Meeting and vote in person.

May I Revoke My Proxy?

     You may change your vote or revoke your proxy any time before the Annual Meeting by:

     o    Returning another proxy card with a later date;
     o Sending written notification of revocation to the Secretary of the Company at our principal executive office;
     o    Entering a new vote by telephone or over the Internet; or
     o    Attending the Annual Meeting and voting in person.

Who Pays for the Solicitation of Proxies?

     Applebee's pays the entire cost of the solicitation of proxies. This includes preparation, assembly, printing, and mailing of this Proxy Statement and any other information we send to stockholders. We may supplement our efforts to solicit your proxy in the following ways:

     o    We may contact you using the telephone or electronic communication;
     o Directors, officers, or other regular employees of Applebee's may contact you personally; or
     o We may hire agents for the sole purpose of contacting you regarding your proxy.

     If the Company hires soliciting agents, we will pay them a reasonable fee for their services. We will not pay directors, officers, or other regular employees any additional compensation for their efforts to supplement our proxy solicitation.

What Vote Is Required to Approve Each Proposal?

o    Proposal I:  Elect Three Directors

     The three nominees for director who receive the most votes will be elected. A "broker non-vote" (discussed below in this section) will therefore have no effect on the outcome of this proposal because only a plurality of votes actually cast is needed to elect a director.

o Proposal II: Approve the Applebee's International, Inc. 2001 Senior Executive Bonus Plan

     The affirmative vote of a majority of the shares of common stock present and voting at the meeting is required to approve this proposal. Therefore, if your shares are represented at the meeting but you do not vote for this proposal, or if you abstain from voting altogether, it has the same effect as voting against this proposal.

o    Proposal III:  Ratify Selection of Auditors

     The affirmative vote of a majority of the shares of common stock present and voting at the meeting is required to approve this proposal. Therefore, if your shares are represented at the meeting but you do not vote for this proposal, or if you abstain from voting altogether, it has the same effect as voting against this proposal.

o    Broker Non-Votes

     If your broker holds your shares in his name, you may give your broker the authority to vote your shares for Proposals II and III. If your broker is present at the Annual Meeting but does not vote your shares, it will be considered a broker non-vote. A broker non-vote will have no effect on Proposal I because directors are elected based upon the actual number of votes cast. A broker non-vote will effect Proposals II and III because these proposals must be adopted by a majority of the shares of common stock present and voting at the meeting, and for these proposals a broker non-vote is considered a "no" vote.

How Will My Proxy Get Voted?

     If you properly fill in and return the enclosed proxy card, or vote by telephone or over the Internet, the designated Proxies (the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, the designated Proxies will vote your shares as recommended by the Board of Directors as follows:

     o    "FOR" the election of the three nominees for director;
     o "FOR" approval of the Applebee's International, Inc. 2001 Senior Executive Bonus Plan; and
     o "FOR" ratification of Deloitte & Touche LLP as independent auditors for the 2001 fiscal year.

     If you mark "ABSTAIN" on your proxy card, your shares will be counted as present for purposes of determining the presence of a quorum. If necessary, and unless you have indicated on your proxy card that you wish to vote against any of the proposals, the individuals named on your proxy card may vote in favor of a proposal to adjourn the meeting to a later date in order to solicit and obtain sufficient votes for any of the proposals.

How Will Voting On "Any Other Business" Be Conducted?

     Although we do not know of any business to be considered at the Annual Meeting other than the proposals described in this Proxy Statement, if any additional business is presented at the Annual Meeting, your signed or electronically transmitted proxy card gives authority to the designated Proxies to vote on such matters at their discretion.

How Do I Submit a Proposal?

     If you have a proposal, other than a nomination for the Board of Directors, that you would like us to consider at the 2002 Annual Meeting of Stockholders, you must submit your proposal to us no later than February 23, 2002. If a stockholder gives notice of such a proposal after this date, the Company's proxy holders will be allowed to use their discretionary voting authority to vote against this stockholder proposal when and if raised at the 2002 Annual Meeting of Stockholders. If you would like your proposal to be included in our proxy statement and proxy relating to that meeting, it must comply with SEC rules, and you must submit it to us no later than December 10, 2001.

How Do I Submit a Nomination for the Board of Directors?

     If you wish to nominate an individual for a position on our Board of Directors, our By-laws require that you submit your nomination, along with certain information about the candidate, to the Company's Secretary between 60 and 75 days before the date of the Annual Meeting (or other meeting at which directors will be elected). If we first announce the date of the meeting to stockholders during the 60 day period prior to the meeting, however, you may submit nominations to us at any time before the close of business of the 10th day following the day on which we announced the meeting.

         INFORMATION ABOUT THE BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

Board Structure

     The Board of Directors is divided into three classes. Directors in each class serve for three-year terms.

     o    Class I     There are three Class I  directors.  Their terms expire at the 2002 Annual Meeting.

     o    Class II    There are three Class II directors.  Their terms expire at the 2003 Annual Meeting.

     o    Class III   There are three Class III directors. Their terms expire at the 2001 Annual Meeting.

Board Nominees and Incumbents

     Below, we have furnished information for each of the three persons being nominated for election as a Class III director to a new three-year term ("Nominees"). We have also furnished information for each person who is continuing as a Class I or Class II director of the Company ("Incumbents").

     LLOYD L. HILL, age 57 (Nominee - Class III term expiring in 2001). Mr. Hill became a director of the Company in August 1989 and was appointed Executive Vice President and Chief Operating Officer of the Company in January 1994. In December 1994, he assumed the role of President in addition to his role as Chief Operating Officer. Effective January 1, 1997, Mr. Hill assumed the role of Co-Chief Executive Officer. In January 1998, Mr. Hill assumed the full duties of Chief Executive Officer. In May 2000, Mr. Hill was elected as Chairman of the Board. From December 1989 to December 1993, he served as President of Kimberly Quality Care, a home health care and nurse personnel staffing company, where he also served as a director from 1988 to 1993, having joined that organization in 1980.

     ERLINE BELTON, age 57 (Incumbent - Class I term expiring in 2002). Ms. Belton became a director of the Company in September 1998. Since November 1991, Ms. Belton has served as President and Chief Executive Officer of The Lyceum Group, a human resource consulting firm located in Roxbury, Massachusetts. From April 1990 until September 1991, Ms. Belton served as Senior Vice President of Human Resources and Organizational Development for Progressive Insurance Companies in Cleveland, Ohio. She also served as International Human Relations Director, as well as several other human resources positions, with Digital Equipment Corporation from 1978 through April 1990. Ms. Belton serves as a member of the Executive Compensation Committee and the Corporate Governance Committee.

     DOUGLAS R. CONANT, age 49 (Incumbent - Class II term expiring in 2003). Mr. Conant became a director of the Company in December 1999. In January 2001, Mr. Conant joined Campbell Soup Company as president and chief executive officer and was elected to their board of directors. He was president of Nabisco Foods Company, a subsidiary of Nabisco Group Holdings Corp., from July 1995 until January 2001. He had been with Nabisco since 1991, having served in a number of other executive positions. Prior to joining Nabisco, Mr. Conant spent more than 16 years with the General Mills and Kraft Foods organizations in a variety of senior strategic and marketing management positions.

     D. PATRICK CURRAN, age 56 (Incumbent - Class II term expiring in 2003). Mr. Curran became a director of the Company in November 1992. He has served as Chief Executive Officer of the Curran Companies in North Kansas City, Missouri since August 1979. Mr. Curran serves as a member of the board of directors of JPS Packaging Company, a publicly-traded company. Mr. Curran serves as a member of the Audit Committee and the Corporate Governance Committee.

     ERIC L. HANSEN, age 52 (Incumbent - Class I term expiring in 2002). Mr. Hansen became a director of the Company in January 1991. He is presently a shareholder in the Kansas City law firm of Holman, Hansen & Colville, P.C., a professional association. From September 1984 to December 1990, he served as a tax partner at Deloitte & Touche LLP, and from September 1974 to September 1984, he was a certified public accountant with Deloitte & Touche LLP. Mr. Hansen serves as a member of the Audit Committee and the Executive Compensation Committee. Mr. Eric Hansen and Mr. Mark Hansen are not related.

     MARK S. HANSEN, age 46 (Incumbent - Class I term expiring in 2002). Mr. Hansen became a director of the Company in August 1998. Since November 1998, he has been employed as Chairman and Chief Executive Officer of The Fleming Companies, Inc. From July 1997 until September 1998, Mr. Hansen served as President and Chief Executive Officer of SAM's Club, a subsidiary of Wal-Mart Stores, Inc. He previously served as President and Chief Executive Officer of PETsMART for eight years. Mr. Hansen has served in executive positions with Federated Foods, Inc., the Jewel Companies and The Great Atlantic and Pacific Tea Company. He serves on the board of directors of Fleming Companies, Inc., a publicly-traded company. Mr. Hansen serves as a member of the Audit Committee and the Executive Compensation Committee. Mr. Mark Hansen and Mr. Eric Hansen are not related.

     JACK P. HELMS, age 48 (Nominee - Class III term expiring in 2001). Mr. Helms became a director of the Company in March 1994. He is presently a principal and shareholder in the investment banking firm of Goldsmith, Agio, Helms and Company in Minneapolis, Minnesota. From May 1978 to January 1986, Mr. Helms was a partner in the law firm of Fredrikson & Byron, P.A. in Minneapolis, Minnesota. Mr. Helms serves as a member of the board of directors of Luigino's, Inc., a company with publicly-traded debt securities. Mr. Helms serves as a member of the Executive Compensation Committee and the Corporate Governance Committee.

     BURTON M. SACK, age 63 (Nominee - Class III term expiring in 2001). Mr. Sack became a director and was appointed an Executive Vice President of the Company in October 1994. He was the principal shareholder, a director and the President of Pub Ventures of New England, Inc., a former franchisee that was acquired by the Company in October 1994. In January 1996, Mr. Sack was appointed Executive Vice President of New Business Development with responsibility for international franchising. Mr. Sack retired as an officer of the Company at the end of the 1997 fiscal year, but continues to serve as a director and as a member of the Corporate Governance Committee. Mr. Sack is a director of the National Restaurant Association.

     GEORGE D. SHADID, age 47 (Incumbent - Class II term expiring in 2003). Mr. Shadid became a director of the Company in March 1999. Mr. Shadid was employed by the Company in August 1992, and served as Senior Vice President and Chief Financial Officer until January 1994 when he was promoted to Executive Vice President and Chief Financial Officer. He also became Treasurer in March 1995. From 1985 to 1987, he served as Corporate Controller of Gilbert/Robinson, Inc., at which time he was promoted to Vice President, and in 1988 he assumed the position of Vice President and Chief Financial Officer, which he held until joining the Company. From 1976 until 1985, Mr. Shadid was employed by Deloitte & Touche LLP.

Board Committees

     The Board has three standing committees: the Audit Committee, the Executive Compensation Committee and the Corporate Governance Committee. The Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. It also recommends engagement of the Company's independent accountants, reviews and approves services performed by such accountants, reviews and evaluates the Company's accounting system and its system of internal controls, and performs other related duties delegated to such Committee by the Board of Directors. The members of the Audit Committee are Mr. Curran, Mr. Eric Hansen and Mr. Mark Hansen. The Executive Compensation Committee is responsible for recommending to the Board of Directors executive compensation levels, bonus plan participation and executive and overall compensation policies. It also makes awards under the Company's 1995 Equity Incentive Plan. The members of the Executive Compensation Committee are Ms. Belton, Mr. Eric Hansen, Mr. Mark Hansen and Mr. Helms. The Corporate Governance Committee reviews corporate and board governance matters and evaluates and recommends candidates for nomination to the Board of Directors. The Corporate Governance Committee is also responsible for reviewing any stockholder nominations of Board candidates. The members of the Corporate Governance Committee are Ms. Belton, Mr. Curran, Mr. Helms and Mr. Sack.

Director Compensation

     During fiscal year 2000, the Board of Directors held four meetings, the Audit Committee held three meetings, the Executive Compensation Committee held five meetings, and the Corporate Governance Committee held one meeting. During fiscal year 2000, each director attended more than 75% of the Board meetings and the meetings of the committees on which such director served.

     For director compensation purposes, Ms. Belton, Mr. Conant, Mr. Curran, Mr. Eric Hansen, Mr. Mark Hansen, Mr. Helms and Mr. Sack were considered "non-employee directors" throughout 2000. During 2000, Mr. Hill and Mr. Shadid were "employee directors." In 2000, non-employee directors received an annual cash retainer of $30,000 for service as a director, including participation on the three standing committees. Compensation, if any, for service on special committees will be a per diem of $1,000, plus expenses, or as otherwise determined by the Board at the time of establishment of the special committee. Ms. Belton received $6,000 during 2000 for service on a special committee that was responsible for the review of Mr. Hill's performance. Employee directors do not receive any compensation for their service on the Board.

     Additionally, the Company's 1995 Equity Incentive Plan was amended effective May 4, 2000 to provide that options to purchase 6,000 shares will be granted to non-employee directors automatically on the first day in each calendar year that our Common Stock trades on a United States stock exchange or inter-dealer quotation system, as designated by the Board. As part of this amendment, each of the three non-employee directors elected to the Board in 1998 or 1999 (Ms. Belton, Mr. Conant and Mr. Mark Hansen) received a one-time grant of 5,000 options on May 4, 2000.

     In addition, the amendment permits non-employee directors to elect to have their annual cash retainer paid by the grant of Director Options. If, on or before December 15th, a non-employee director elects to forego all or a portion of his or her cash retainer for the following year in lieu of stock options, the director will receive in the following January an option to purchase the number of shares equal to the cash amount foregone divided by three-tenths of the exercise price, rounded to the next higher multiple of ten. For example, a non-employee director electing to forego $30,000 of retainer, assuming a share price of $30.00, would receive an option to buy 3,340 shares at $30.00 per share. During 2000, Mr. Mark Hansen elected to forego his entire 2001 annual cash retainer in lieu of stock options.

     Cash compensation paid and stock options granted to Mr. Hill and Mr. Shadid for services rendered to the Company as employees in fiscal 2000 are shown in the Summary Compensation Table.

Certain Information Concerning Executive Officers

     Information regarding the executive officers of the Company, who are not also currently directors, as of December 31, 2000, is as follows:

                Name                           Age                     Position

     Steven K. Lumpkin.......................   46     Executive Vice President and Chief Development Officer
     Julia A. Stewart........................   45     President of Applebee's Division
     Larry A. Cates..........................   52     President of International Division
     Louis A. Kaucic.........................   49     Senior Vice President and Chief People Officer
     John F. Koch............................   41     Senior Vice President of Research and Development
     David R. Parsley........................   54     Senior Vice President of Purchasing and Distribution
     Carin L. Stutz..........................   44     Senior Vice President of Company Operations


     STEVEN K. LUMPKIN was employed by the Company in May 1995 as Vice President of Administration. In January 1996, he was promoted to Senior Vice President of Administration. In November 1997, he assumed the position of Senior Vice President of Strategic Development and in January 1998 was promoted to Executive Vice President of Strategic Development. He was named Chief Development Officer in March 2001. From July 1993 until January 1995, Mr. Lumpkin was a Senior Vice President with a division of the Olsten Corporation, Olsten Kimberly Quality Care. From June 1990 until July 1993, Mr. Lumpkin was an Executive Vice President and a member of the board of directors of Kimberly Quality Care. From January 1978 until June 1990, Mr. Lumpkin was employed by Price Waterhouse LLP, where he served as a management consulting partner and certified public accountant.

     JULIA A. STEWART was employed by the Company in October 1998 as President of the Applebee's Division. From July 1991 until September 1998, Ms. Stewart held several key executive positions with Taco Bell Corporation, a division of Tricon Global Restaurants, Inc. Most recently, she served as National Vice President of Franchise and License, and was previously Taco Bell's Western Region Vice President of Operations. Prior to joining Taco Bell, she held key marketing positions over a 15-year period, including Vice President of Marketing, Research and Development with Stuart Anderson's Black Angus/Cattle Company Restaurants.

     LARRY A. CATES was employed by the Company in May 1997 as President of the International Division. Prior to joining the Company, Mr. Cates spent the previous 17 years with PepsiCo Restaurants developing international markets for that company's Pizza Hut, Taco Bell and KFC brands. From 1994 to 1997, Mr. Cates was Vice President of Franchising and Development - Europe/Middle East, and from 1990 to 1994, he was Chief Executive Officer of Pizza Hut UK, Ltd., a joint venture between PepsiCo Restaurants and Whitbread.

     LOUIS A. KAUCIC was employed by the Company in October 1997 as Senior Vice President of Human Resources. He was named Chief People Officer in March 2001. From July 1992 until October 1997, Mr. Kaucic was Vice President of Human Resources and later promoted to Senior Vice President of Human Resources with Unique Casual Restaurants, Inc., which operated several restaurant concepts. From 1982 to 1992, he was employed by Pizza Hut in a variety of positions, including Director of Employee Relations. From 1978 to 1982, Mr. Kaucic was employed by Kellogg's as an Industrial Relations Manager.

     JOHN F. KOCH was employed by the Company in February 1999 as Senior Vice President of Research and Development. From January 1990 to February 1999, Mr. Koch held various positions with The Olive Garden, most recently as the Senior Vice President of Food and Beverage. Mr. Koch has over 20 years experience in the restaurant industry.

     DAVID R. PARSLEY was employed by the Company in April 2000 as Senior Vice President of Purchasing and Distribution. From November 1996 to April 2000, Mr. Parsley held several positions with Prandium, Inc., operator of El Torito, Chi-Chi's and Koo Koo Roo, most recently as Senior Vice President of Quality and Supply Chain Management. He has also held purchasing positions with The Panda Management Company, Carl Karcher Enterprises, Proficient Food Company, Inc., and Baxter Healthcare Corporation.

     CARIN L. STUTZ was employed by the Company in November 1999 as Senior Vice President of Operations. From July 1994 to November 1999, Ms. Stutz was Division Vice President with Wendy's International. From 1993 to 1994, she was Regional Operations Vice President for Sodexho, USA. From 1990 to 1993, Ms. Stutz was employed by Nutri/System, Inc. as a Vice President of Corporate Operations. Prior to 1990, Ms. Stutz was employed for 12 years with Wendy's International.


          STOCK OWNERSHIP OF OFFICERS, DIRECTORS AND MAJOR STOCKHOLDERS

     The following table sets forth information, as of March 16, 2001, regarding the ownership of Common Stock, our only class of outstanding securities, by (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director and each executive officer named in the Summary Compensation Table, and (iii) all executive officers and directors of the Company as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned.

                                                                                      Beneficial Ownership(1)
                                                                                  --------------------------------
                                                                                    Number of         Percent
                                                                                     Shares             Held
                                                                                  --------------    -------------
     Massachusetts Financial Services Company...............................        3,113,236            12.8%
         500 Boylston Street
         Boston, MA  02116
     FMR Corp...............................................................        2,529,000            10.4%
         82 Devonshire Street
         Boston, MA  02109
     Burton M. Sack (2).....................................................        1,549,420             6.4%
     Lloyd L. Hill (2)......................................................          265,772             1.1%
     George D. Shadid (2)...................................................          173,383             0.7%
     Steven K. Lumpkin (2)..................................................           97,584             0.4%
     D. Patrick Curran (2)..................................................           74,200             0.3%
     Jack P. Helms (2)......................................................           53,700             0.2%
     Louis A. Kaucic (2)....................................................           35,217             0.1%
     Eric L. Hansen (2).....................................................           32,400             0.1%
     Julia A. Stewart (2)...................................................           23,685             0.1%
     Mark S. Hansen (2).....................................................           14,003             0.1%
     Erline Belton (2)......................................................           12,100               -
     Douglas R. Conant (2)..................................................            5,000               -
     All executive officers and directors as a group (17 persons) (2).......        2,389,496             9.8%



---------------
(1) The mailing address of each individual is 4551 W. 107th Street, Suite 100, Overland Park, Kansas 66207, unless otherwise shown.

(2) Includes certain shares subject to options exercisable as of March 16, 2001 or within 60 days thereafter: 70,900 shares for Mr. Sack, 189,500 shares for Mr. Hill, 139,500 shares for Mr. Shadid, 83,167 shares for Mr. Lumpkin, 28,700 shares for Mr. Curran, 28,700 shares for Mr. Helms, 22,334 shares for Mr. Kaucic, 19,900 shares for Mr. Eric L. Hansen, 4,500 shares for Ms. Stewart, 12,003 shares for Mark S. Hansen, 10,900 shares for Ms. Belton, 5,000 shares for Mr. Conant and 653,801 shares for all executive officers and directors as a group.


Directors, Executive Officers, and Greater-than-10% Stockholders Compliance with
Section 16(a) Beneficial Ownership Reporting

     Section 16(a) of the Securities Exchange Act of 1934 requires our officers, directors, and persons who own more than 10% of the Common Stock to file certain reports of ownership and changes in ownership with the SEC and to furnish us with copies of all such reports.

     Based on our review of the copies of the reports we received and other written communications we received from other reporting people, we believe that our officers, directors, and greater-than-10% beneficial owners complied with all filing requirements during the fiscal year ended December 31, 2000, except that one report was not timely filed by William L. McClave, Vice President of Strategic Planning. Mr. McClave reported the transactions in a subsequent filing.

                                   PROPOSAL I

                              ELECTION OF DIRECTORS

                    THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                         IN FAVOR OF EACH NAMED NOMINEE.

     If you have mailed in your proxy, it will be used to vote for the election of the Nominees named below unless you withheld the authority to do so when you sent in your proxy. If any Nominee becomes unavailable for election as a result of an unexpected occurrence, we would use your shares to vote for a substitute Nominee that we would propose. Each person nominated for election has agreed to serve if elected, and we have no reason to believe that any Nominee will be unavailable to serve. We have included additional information concerning the following Nominees in the section entitled "Board Nominees and Incumbents."

     Our Board of Directors has three classes. Directors in each class serve three-year terms. If elected, each of the below Nominees would serve until the 2004 Annual Meeting of Stockholders and until his successor is elected and qualified. A director's term may end sooner due to death, resignation or removal.

                                                               Current Position                   Director
                 Name                    Age                   With The Company                    Since
     ------------------------------- ------------ -------------------------------------------- ---------------
     Lloyd L. Hill                       57       Chairman of the Board, Chief Executive            1989
                                                     Officer and President
     Jack P. Helms                       48       Director                                          1994
     Burton M. Sack                      63       Director                                          1994


                                   PROPOSAL II

                 APPROVAL OF THE APPLEBEE'S INTERNATIONAL, INC.
                        2001 SENIOR EXECUTIVE BONUS PLAN

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THIS PROPOSAL.

     We are asking you to approve the Applebee's International, Inc. 2001 Senior Executive Bonus Plan, approved by the Executive Compensation Committee of the Board of Directors on February 13, 2001. The adoption of the Senior Executive Bonus Plan is subject to stockholder approval.

Background For Proposal II: Reason For Seeking Stockholder Approval

     The Board of Directors is seeking stockholder approval of the Senior Executive Bonus Plan so that we may establish a bonus plan to attract and retain senior executives and so that amounts paid under the plan will be deductible for federal income tax purposes pursuant to section 162(m) of the Internal Revenue Code of 1986, as amended.

Summary of the 2001 Senior Executive Bonus Plan

     The following is a summary of the principal features of the Senior Executive Bonus Plan and its operation. The summary is not a complete description of all of the Senior Executive Bonus Plan's provisions; therefore, the entire text of the Plan is attached as Appendix A.

     PURPOSE. The Senior Executive Bonus Plan is intended to provide a means of rewarding participants based on our performance. Specifically it is intended:

     o    to attract, motivate, reward, and retain key senior executives;

     o to strengthen key senior executives' commitment to the success of Applebee's; and

     o    to  align  the interests of key  senior executives with  those  of our
          stockholders  by  providing  additional   compensation  based  on  the
          achievement of performance objectives.

     ADMINISTRATION. The Senior Executive Bonus Plan will be administered by a committee appointed by the Board of Directors consisting solely of "outside directors" as that term is defined within the regulations implemented under section 162(m).

     ELIGIBILITY.   The  individuals  eligible  to  participate  in  the  Senior
Executive Bonus Plan include the following:

     o    Chairman of the Board;
     o    Chief Executive Officer;
     o    President;
     o    Chief Operating Officer;
     o    Division President;
     o    Executive Vice President; or
     o    Senior Vice President.

     Currently, ten persons would be eligible to participate. Provided the plan receives stockholder approval, the Executive Compensation Committee has determined that only the Chairman and Chief Executive Officer will participate in this plan for fiscal year 2001.

     MAXIMUM BONUS AMOUNT. The maximum annual amount of compensation that may be paid to a participant under the Senior Executive Bonus Plan is $1,500,000, including amounts elected to be received as stock under the 1999 Management and Executive Incentive Plan.

     PERFORMANCE GOALS. Awards to participants will be based on performance goals, which shall provide for a targeted level or levels of achievement using one or more of the following predetermined measurements as determined either on a Company-wide basis or with respect to any one or more business units:

     o    earnings (either in the aggregate or on a per-share basis);
     o    company, franchise or system comparable store sales;
     o    company, franchise or system traffic growth;
     o    net income (before or after taxes);
     o    operating income;
     o    restaurant margin before pre-opening expense;

     o    cash flow;
     o    return measures (including return on assets, equity or sales);
     o earnings before or after taxes, and before or after depreciation and amortization;
     o    gross revenues;
     o share price of our stock (including growth measures and total stockholder return or attainment by the shares of a specified value for a specified period of time);
     o    reductions in expense levels;
     o    net economic value;
     o    market share; or
     o retention of Company associates in general or in any specific category or level of employment.

     The performance goals may differ from participant to participant and from award to award. The specific performance goals for a given period will be established in writing by the committee on or before the latest date permissible to enable the award to qualify as "performance-based compensation" under section 162(m).

     BENEFICIARIES. Each participant shall have the right to designate a beneficiary to succeed to his or her right to receive payments under the Senior Executive Bonus Plan in the event of his death. If the participant fails to designate a beneficiary or upon the death of a designated beneficiary without a designated successor, payments shall be made to the participant's estate.

     INTERPRETATION OF PLAN. The committee shall have the authority to interpret all provisions of the Senior Executive Bonus Plan; including, determining participant eligibility, annual recipients of award payments, and the amount of any award payments to be made.

     WITHHOLDING. Prior to the delivery of any payment pursuant to the Senior Executive Bonus Plan, we shall have the right to deduct or withhold or require a participant to remit to us an amount sufficient to satisfy Federal state and local taxes required to be withheld with respect to such delivery.

     TAX ASPECTS. Applebee's will be entitled to a tax deduction for an award in an amount equal to the ordinary income realized by the participant at the time the participant recognizes such income. In addition, section 162(m) contains special rules regarding the federal income tax deductibility of compensation paid to the Chief Executive Officer and to each of the other four most highly compensated executive officers. The general rule is that annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1 million. Applebee's can preserve the deductibility of certain compensation in excess of $1 million, however, if we comply with conditions imposed by section 162(m). The Senior Executive Bonus Plan has been designed to permit the committee to grant awards that satisfy the requirements of section 162(m).

     AMENDMENT OF SENIOR EXECUTIVE BONUS PLAN. Applebee's may, at its discretion, amend or terminate the Senior Executive Bonus Plan at any time provided, however, that no amendment or termination of the Plan may affect any prior award.

                                  PROPOSAL III

              RATIFICATION OF DELOITTE & TOUCHE LLP AS INDEPENDENT
                AUDITORS FOR THE COMPANY FOR THE 2001 FISCAL YEAR

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THIS PROPOSAL.

     We have selected the accounting firm of Deloitte & Touche LLP to serve as our independent auditors for the 2001 fiscal year. This proposal asks you to ratify this selection. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement at the Annual Meeting if they wish, and they will be available to answer any questions you may have.

Audit Committee Report

     In accordance with its written charter (attached hereto as Appendix B), the Audit Committee of the Board of Directors assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. Each of the members of the Audit Committee meets the independence and experience requirements of The Nasdaq Stock Market. During fiscal year 2000, the Audit Committee met three times. In addition, the Audit Committee chair, as representative of the Audit Committee, discussed the interim financial information contained in each quarterly earnings announcement with the CFO and independent auditors prior to public release.

     In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors' independence consistent with Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors' independence. The Audit Committee also discussed with management, the internal auditors and the independent auditors the quality and adequacy of our internal controls and the internal audit function's organization, responsibilities and staffing. The Audit Committee reviewed with both the independent and the internal auditors their audit plans, audit scope and identification of audit risks.

     The Audit Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees" and discussed and reviewed the results of the independent auditors' examination of the financial statements. The Audit Committee also discussed the results of the internal audit examinations.

     The Audit Committee reviewed the audited financial statements for the Company as of and for the fiscal year ended December 31, 2000, with management and the independent auditors. Management has the responsibility for the preparation of the Company's financial statements and the independent auditors have the responsibility for the examination of those statements.

     Based on the above-mentioned review and discussion with management and the independent auditors, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2000, for filing with the Securities and Exchange Commission. The Audit Committee also recommended the reappointment, subject to stockholder ratification, of the independent auditors and the Board of Directors concurred in such recommendation.

                                             AUDIT COMMITTEE
                                             Eric L. Hansen, Chairman
                                             D. Patrick Curran
                                             Mark S. Hansen

Principal Accounting Firm Fees

     Aggregate fees billed to the Company for the fiscal year ended December 31, 2000 by the Company's principal accounting firm, Deloitte & Touche LLP:

     Audit Fees........................................................ $168,000
     Financial Information Systems Design and Implementation Fees......    --
     All Other Fees.................................................... $157,000

     Other fees include fees for tax consulting, permitted internal audit outsourcing, statutory audits and other non-audit services. The Audit Committee has considered whether the provision of these services is compatible with maintaining the principal accountant's independence.

                             Executive Compensation

Executive Compensation Committee Report

     This report discusses how we determined the compensation for Lloyd L. Hill, our Chairman and Chief Executive Officer ("Chairman & CEO") and the other executives named in the Summary Compensation Table (the "Named Executives") for the 2000 fiscal year.

     We believe that our growth and success is dependent, in large part, on our ability to attract and retain highly qualified senior executives. Toward that end, we have developed a competitive executive compensation program. We designed the program to reward senior executives over the short- and long-term for achieving Company financial objectives and increasing shareholder value.

     Our executive compensation program has four primary components.

     o    Base salary
     o Annual cash incentive, which is earned primarily by achieving annual earnings per share ("EPS") growth targets
     o Stock awards, which consist of annual stock option and performance share grants
     o    Executive stock ownership guidelines

     We set executive compensation levels each year after reviewing levels of compensation in other companies similar to ours. For 2000, we set compensation levels that are competitive with those offered by a group of our peers in the restaurant business. We selected the companies in this group based on several criteria including revenue size, market capitalization, revenue and earnings growth rates, and market segment. All the companies in our peer group are included in the Media General Restaurant Industry Index, which we used to measure our stock price performance in the Performance Graph included in this Proxy Statement. In addition, we compared our targeted compensation levels to those in a broad-based group of companies with similar revenue size to ensure that our compensation levels were also competitive with those of companies outside the restaurant industry.

     We used the following compensation philosophy to determine target levels of executive compensation for 2000.

     o We set base salary midpoints at the median of the base salaries for executives in the comparison groups.

     o We set target annual incentive opportunities so that target total cash (base salary midpoints plus target annual incentive opportunities) would be at the third quartile of total cash for executives in the comparison groups when the Company and executives achieve the targeted performance levels.

     o We set target stock award levels so that total direct compensation (target total cash plus the target present value of annual stock awards) would be at the third quartile of total direct compensation for executives in the comparison groups when the Company achieves target performance levels. To determine the value of stock awards, we assigned a standardized present value to our stock and the stock of companies in the comparison group.

     In  developing   executive   compensation   programs  and  setting   target
compensation levels for 2000, the Committee also relied on the advice of an independent compensation consultant.

     In 2000, we had written employment agreements in effect with Mr. Hill and Mr. Shadid. We did not use these agreements to determine 2000 compensation levels because they were entered into prior to 2000 and address only first year base salary levels. The Compensation Committee establishes base salary, target annual incentive opportunities, stock option and target performance share levels each year. In addition, the Compensation Committee specifically reviewed Mr. Hill's performance for 2000 and conducted his performance review for 2000 in early 2001.

     Base Salary

     The Committee considers several criteria to determine base salary increases for the Chairman & CEO and Named Executives. These criteria include competitive practice, growth in stockholder value, free cash flow, return on capital, earnings per share, franchisee relations, restaurant openings and performance, as well as group and individual achievement of other strategic objectives. These criteria are not weighted by any predetermined formula. The Committee considers them in light of the overall achievement of our goals and also in light of general industry and economic factors.

     Based on strong EPS performance and achievement of other Company objectives in 1999 and a review of competitive data, the Compensation Committee approved an increase of approximately 10% in base salary for the Chairman & CEO for 2000. Increases for other Named Executives varied based on individual contributions to the Company's successful performance in 1999, but were in the same range.

     Annual Cash Incentive Compensation

     The Committee believes that the awards under our annual incentive plan (1999 Management and Executive Incentive Plan) for the Chairman & CEO and Named Executives should be based on the achievement of annual operating and financial goals that contribute to the Company's short- and long-term EPS performance. The Committee bases awards under the annual incentive plan primarily on achievement of our EPS targets. Also, for each executive, the Committee takes into consideration strategic goals that it believes will drive our overall performance. For 2000, the Compensation Committee approved an EPS target for the plan which represented an increase of more than 20% over 1999 EPS performance. The Committee would have made no awards under the annual incentive plan if our 2000 EPS performance had been below 97.5% of the EPS target. Because our EPS performance in 2000 was less than our target, the awards under the annual incentive plan for the Chairman & CEO and Named Executives were lower than targeted levels.

     As a part of the share ownership program established in 1998, we gave executives the opportunity to receive payment for awards under the annual incentive plan in either cash or stock at a nominal discount. For 2000, the Chairman & CEO and most of the Named Executives elected to receive a portion of their annual incentive in stock. The Summary Compensation Table shows the cash and stock awards from the annual incentive plan for 2000 performance.

     For 2001, the Compensation Committee is proposing to qualify the Chairman & CEO's annual incentive under section 162(m) as performance-based compensation. The stockholder proposal outlined elsewhere in this Proxy Statement provides more details on the potential measures for 2001. (See "Proposal II" above.) Other Named Executives will share the same corporate performance measures as the Chairman & CEO.

     Equity Compensation

     The Committee believes that stock awards are an important element of the Company's executive compensation program and the primary means of rewarding executives for increasing stockholder value over the short- and long-term. Beginning in 1998 and continuing in 2000, the Committee chose to use a combination of stock options and performance shares to comprise the equity portion of the executive compensation program. This provides a focus on both short-term stock price appreciation and the achievement of goals designed to achieve continued stock price growth over the long-term. Stock awards also serve as the primary retention tool for the Chairman & CEO and Named Executives.

     The Committee has also focused on putting executives at risk based on our stock performance. To accomplish this goal, the Committee has, over the last three years, implemented certain stock programs for executives. At the same time, we have adopted stock ownership guidelines to ensure that the stock programs result in significantly increased share ownership by executives. In 2000, the Committee made an annual grant of stock options and performance shares under the 1995 Equity Incentive Plan to the Chairman & CEO and Named Executives as a part of this ongoing program.

     Stock Option Grants

     In 2000, the Committee made annual stock option grants to the Chairman & CEO and Named Executives. These stock option grants were made at fair market value on the date of grant. The executives can exercise the options (following a required holding period) at any time over a 10-year period. The majority of these options vest three years from the date of the grant. Due to a change in the schedule for granting annual stock options, a small number of these options were granted with a one-year vesting period.

     Performance Share Grants

     The Committee made two performance share grants in 2000. The Committee based awards under the one-year grant on our 2000 Return on Invested Capital ("ROIC"). Because our ROIC was less than our goal for 2000, the performance share awards for the Chairman & CEO and the Named Executives were not earned. Awards under the three-year grants are based on achievement of our three-year ROIC and Total Return to Shareholder (TRS) targets. If the executives earn them, the three-year grants will be paid in February 2003. Our ROIC targets are based on our annual and strategic plan goals. TRS targets are set so that the Company's stock price appreciation must exceed that of more than half of the companies comprising the Media General Restaurant Industry Index, which we used to measure our stock price performance in the Performance Graph included in this Proxy Statement.

     The Long-Term Incentive Plan Awards Table shows performance share grants for the three-year cycle that began in 2000. For performance share cycles beginning in 2001 or later, the Committee expects to use only three-year performance measures.

     Executive Stock Ownership Guidelines and Loans

     In 1998, we established stock ownership guidelines that became effective for the Chairman & CEO through Senior Vice President levels as of July 1, 1998 and for Vice Presidents as of January 1, 1999.

     The targeted stock ownership requirement for each executive officer group is as follows:

     o    Chairman & CEO                                     3 times base salary
     o    Executive Vice Presidents/Senior Vice Presidents   2 times base salary
     o    Vice Presidents                                    1 times base salary

     An executive must achieve the targeted ownership level within five years of beginning participation in the program in order to continue to participate in our annual stock option and performance share program after that date. If a participating executive achieves the targeted levels of share ownership within three years after entry into the program, he or she will receive a share bonus of 50% of base salary up to $125,000. The bonus is restricted until five years of participation have been achieved.

     At the same time we implemented the share ownership program, we adopted a program that provided loans to executives to be used to exercise stock options or to pay taxes on restricted shares. Under this program, an executive may receive a loan for an amount equal to his or her personal investment in our stock. The maximum loan amount for an executive is 50% of his or her stock ownership requirement. Loans are five years in duration with interest payable annually and principal payable at the end of the fifth year. Interest accrues annually at the mid-term annual compound applicable federal rate at the time of the loan. Mr. Hill availed himself of the loan program in 2000 with the Committee's approval.

     Other Information

     Section 162(m) of the Internal Revenue Code places an annual limitation of $1,000,000 on the compensation of certain executive officers of publicly-held corporations that can be deducted for federal income tax purposes unless such compensation is based on performance. Because Mr. Hill deferred $379,575 of his bonus earned in 2000, no executive of the Company received non-performance-based compensation in excess of $1,000,000 in 2000 or in any prior year and paid under a plan approved by the Company's stockholders.

                                              EXECUTIVE COMPENSATION COMMITTEE
                                              Erline Belton
                                              Eric L. Hansen
                                              Mark S. Hansen
                                              Jack P. Helms


Compensation Committee Interlocks and Insider Participation

     The Executive Compensation Committee consists entirely of individuals who are neither officers nor employees of the Company.

Summary Compensation Table

     The following Summary Compensation Table sets forth the compensation of the Chief Executive Officer and each of the next four most highly compensated executive officers in each of their respective positions with the Company whose annual salary and bonuses exceeded $100,000 for services in all capacities to the Company during the last three fiscal years.

=================================================================================================================
                                            SUMMARY COMPENSATION TABLE
=================================================================================================================
                                                                                     Long Term Compensation
                                  -------------------------------------------------------------------------------
                                             Annual Compensation                       Awards          Payouts
                                ---------------------------------------------- --------------------- ------------
                                                                               Restricted
                                                                Other Annual      Stock                 LTIP
                                 Fiscal    Salary    Bonus(1)  Compensation(2)  Awards(3) Options(4)  Payouts(5)
Name and Principal Position       Year       ($)       ($)           ($)           ($)        (#)        ($)
------------------------------  -------- ---------- ---------- --------------- ---------- ---------- ------------
 Lloyd L. Hill                     2000   $568,461   $454,575       $85,914        --        66,000        --
 Chief Executive Officer and       1999    520,000    461,370        23,916        --        54,000     $491,296
     President                     1998    491,154    181,559        34,511        --        20,000        --

 George D. Shadid                  2000   $330,192   $194,091       $21,499        --        40,000        --
 Executive Vice President and      1999    310,000    265,980        16,538        --        30,000     $276,354
     Chief Financial Officer       1998    309,462    137,253        16,271        --        20,000        --

 Julia A. Stewart(6)               2000   $324,231   $154,626       $36,923        --        40,000        --
 President of Applebee's           1999    300,000    273,000       146,572        --        30,000     $276,354
     Division                      1998     63,462     76,654         3,516      $94,063     50,000        --

 Steven K. Lumpkin                 2000   $262,115   $139,846         --           --        32,500        --
 Executive Vice President and      1999    250,000    172,047         --           --        24,000     $214,942
     Chief Development Officer     1998    249,231     96,250         --           --        20,000        --

 Louis A. Kaucic                   2000   $212,115    $89,131         --           --        32,500        --
 Senior Vice President and         1999    200,000    120,250         --           --        24,000     $214,942
     Chief People Officer          1998    200,000     76,654         --           --        36,667        --

(1) Represents amounts earned under the Company's bonus plan. Amounts applicable to Ms. Stewart include a bonus of $50,000 in 1998 pursuant to an agreement made at the time she joined the Company as an officer. Mr. Hill, Mr. Shadid, Ms. Stewart, Mr. Lumpkin and Mr. Kaucic elected to receive a portion of their 1999 bonus in stock and, accordingly, received 5,295, 1,526, 5,222, 1,645 and 690 shares, respectively, in March 2000. Mr. Hill, Mr. Shadid, Mr. Lumpkin and Mr. Kaucic elected to receive a portion of their 2000 bonus in stock and, accordingly, received 588, 380, 1,097 and 135 shares, respectively, in March 2001. Mr. Hill deferred $379,575 of his 2000 bonus and Mr. Kaucic deferred $20,299 of his 2000 salary under the Company's deferred compensation plan.

(2) Represents payments made in connection with the Company's non-qualified retirement savings plan. Amounts applicable to Ms. Stewart represent moving and relocation expense reimbursements in 1998 and 1999. Amounts applicable to Mr. Hill and Ms. Stewart in 2000 include taxable travel benefits of $50,804 and $29,002, respectively

(3) Ms. Stewart received 5,000 shares of restricted stock at the time she joined the Company in 1998 which vests equally over three years. The value of these shares based upon the closing sale price of our Common Stock on December 29, 2000 (the last day trading day of fiscal year 2000) was $157,188. These shares receive any dividends paid.

(4) Represents options granted pursuant to the Company's 1995 Equity Incentive Plan. Ms. Stewart received 50,000 options at the time she joined the Company in 1998 which vest 50% three years after date of grant, 25% four years after date of grant and 25% five years after date of grant.

(5) Represents the value of performance shares earned for 1999 under a one-year performance cycle which were issued on February 15, 2000. Shares earned under this plan were 18,896, 10,629, 10,629, 8,267 and 8,267 for Mr. Hill,
     Mr. Shadid, Ms. Stewart, Mr. Lumpkin and Mr. Kaucic, respectively. The closing price of our Common Stock on February 15, 2000 was $26.00 per share.

(6)  Ms. Stewart's employment with the Company commenced October 5, 1998.


Employment Agreements and Change in Control Arrangements

     During 2000,  we had written  employment  agreements  with Mr. Hill and Mr.
Shadid.  Each  of  the  employment   agreements  provides  for  periodic  salary
adjustments as determined by the Executive Compensation Committee.

     Mr. Hill's agreement was for an original term of one year, expiring in January 1995, and automatically renews for successive one-year terms unless otherwise terminated as provided in the agreement. We also entered into a severance and noncompetition agreement with Mr. Hill which provides a continuation of salary, bonus and benefits for a period of three years following certain "triggering events," including termination by the Company without cause or termination by Mr. Hill if the Company substantially reduces his compensation, benefits, or duties or requires a relocation from the Kansas City area. If the three-year severance payments are due, Mr. Hill will be bound by a three-year non-compete. If the severance payments are not due, the Company can elect to impose a one-year non-compete on Mr. Hill if it pays him 50% of his base salary.

     Effective March 1, 1995, the Company and Mr. Shadid entered into an employment agreement with an initial term ending December 29, 1996, and renewable thereafter for additional one year terms. The agreement allows periodic salary increases as determined by the Executive Compensation Committee and provides a 26 month severance payment based on the current year's salary and the greater of the annualized current year's bonus or prior year's bonus (the "Severance Amount") in the event of termination by the Company without cause (as defined) or by Mr. Shadid with reason (as defined). If Mr. Shadid elects to receive the Severance Amount, the agreement imposes a noncompetition and an employee nonsolicitation clause. The agreement also provides for a lump sum payment equal to 26 times his current year's monthly salary plus bonus, plus an amount equal to all bonuses paid or accrued in the fiscal year of termination, without the imposition of a noncompetition or nonsolicitation clause, in the event that following a change in control, Mr. Shadid resigns or is terminated.

     During 2000, we had change in control arrangements with other officers of the Company (15 persons), which provide for lump sum payments in the event the employee resigns or is terminated following a change in control of the Company in various amounts up to (i) one and two-thirds times the officer's cash compensation for the prior year (salary plus bonus), and (ii) the amount of all bonuses paid or accrued in the fiscal year of termination. If all officers with change in control agreements (16 persons) had been terminated as of December 31, 2000, as a result of a change in control, we would have been required to make payments under the change in control severance provisions of the above agreements totaling approximately $5,900,000.

Options and Long-Term Incentive Plan Information

     The following tables set forth information regarding options granted and exercised and long-term incentive plan awards during fiscal year 2000 with respect to the Chief Executive Officer and the next four most highly compensated executive officers:





    ================================================================================================================
                                           OPTION GRANTS IN LAST FISCAL YEAR
    ================================================================================================================
                                                                                                 Potential
                                                                                            Realizable Value at
                                                                                               Assumed Annual
                                                                                            Rates of Stock Price
                                                                                                Appreciation
                                   Individual Grants(1)                                      for Option Term(2)
    ------------------------------------------------------------------------------------ ---------------------------
                               Number of      % of Total
                               Securities       Options
                               Underlying     Granted to      Exercise
                                Options        Employees       or Base
                               Granted(3)      in Fiscal        Price      Expiration         5%           10%
              Name                (#)            Year         ($/Share)       Date           ($)           ($)
    ------------------------- ------------- ---------------- ------------ -------------- ------------- -------------
    Lloyd L. Hill                66,000        14.3%             $27.69      1/3/10       $1,149,247     $2,912,418
    George D. Shadid             40,000         8.7               27.69      1/3/10          696,513      1,765,102
    Julia A. Stewart             40,000         8.7               27.69      1/3/10          696,513      1,765,102
    Steven K. Lumpkin            32,500         7.0               27.69      1/3/10          565,917      1,434,145
    Louis A. Kaucic              32,500         7.0               27.69      1/3/10          565,917      1,434,145


(1)  Options are granted at the fair market value on the date of grant.
(2)  The  assumed  rates  are  compounded  annually  for the  full  terms of the options.
(3) Options vest at either one year or three years after date of grant. Options that vest one year after date of grant include 7,500 for Mr. Hill, 4,500 for Mr. Shadid and Ms. Stewart, and 4,000 for Mr. Lumpkin and Mr. Kaucic. The remaining options vest three years after date of grant.




         ======================================================================================================
                                    AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                           AND FISCAL YEAR-END OPTION VALUES
         ======================================================================================================
                                                                     Number of          Value of Unexercised
                                                               Securities Underlying        In-The-Money
                                                                Unexercised Options          Options at
                                                                    at 12/31/00              12/31/00(2)
                                       Shares                           (#)                      ($)
                                      Acquired       Value     ----------------------- ------------------------
                                    at Exercise   Realized(1)        Exercisable/            Exercisable/
                   Name                (#)           ($)            Unexercisable            Unexercisable
         ------------------------- ------------- ------------- ----------------------- ------------------------
         Lloyd L. Hill                32,000      $ 236,375       157,000 /  165,000   $1,108,678 / $703,280
         George D. Shadid              --            --           116,250 /  108,750      810,159 /  513,808
         Julia A. Stewart              --            --               --  /  120,000           -- /  869,330
         Steven K. Lumpkin             --            --            62,500 /   97,333      268,594 /  499,700
         Louis A. Kaucic               --            --            10,000 /   93,167       86,875 /  509,861


(1)  Market value less option price.
(2) Based upon the closing sale price of our Common Stock on December 29, 2000 (the last trading day in fiscal year 2000).



    ============================================================================================================
                                LONG-TERM INCENTIVE PLANS - AWARDS IN LAST FISCAL YEAR
    ============================================================================================================

                                Number of                                  Estimated Future Payouts Under
                                 Shares,                                     Non-Stock Price Based Plans
                                 Units or     Performance or Other    ------------------------------------------
                               Other Rights  Period Until Maturation    Threshold       Target        Maximum
              Name                 (#)              or Payout              (#)           (#)            (#)
    ------------------------- ------------- ------------------------- -------------- ------------- -------------
    Lloyd L. Hill                20,000        12/27/99-12/29/02          5,000        10,000         20,000
    George D. Shadid             12,000        12/27/99-12/29/02          3,000         6,000         12,000
    Julia A. Stewart             12,000        12/27/99-12/29/02          3,000         6,000         12,000
    Steven K. Lumpkin            10,000        12/27/99-12/29/02          2,500         5,000         10,000
    Louis A. Kaucic              10,000        12/27/99-12/29/02          2,500         5,000         10,000


These awards were made under the Company's 1995 Equity Incentive Plan and are based on achievement of our three-year ROIC and Total Return to Shareholder
(TRS) targets. If the executives earn them, the three-year grants will be paid in February 2003. Our ROIC targets are based on our annual and strategic plan goals. TRS targets are set so that the Company's stock price appreciation must exceed that of more than half of the companies comprising the Media General Restaurant Industry Index, which we used to measure our stock price performance in the Performance Graph included in this Proxy Statement.

Performance Graph

        The following graph compares the annual change in the Company's cumulative total stockholder return for the five fiscal years ended December 31, 2000 (December 31, 1995 to December 31, 2000) based upon the market price of our Common Stock, compared with the cumulative total return on Media General's Nasdaq Total Return Index and the Media General Restaurant Industry Index as indexed by Media General. The Media General Nasdaq Index includes both the Nasdaq NMS and Nasdaq Small-Cap Issuers indices. The Media General Restaurant Industry Index includes approximately 100 restaurant companies.

                         APPLEBEE'S INTERNATIONAL, INC.
                                Performance Graph

                 COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
          APPLEBEE'S INTERNATIONAL, INC. VS. NASDAQ TOTAL RETURN INDEX
                   VS. MEDIA GENERAL RESTAURANT INDUSTRY INDEX

                              [GRAPH APPEARS HERE]





                                                                  Media
 Measurement Period                            NASDAQ            General
(Fiscal Year Covered)      Applebee's       Total Return       Restaurant
  Measurement Point    International, Inc.     Index         Industry Index
--------------------- -------------------- ---------------  ------------------
December 31, 1995            $100.00           $100.00           $100.00
December 29, 1996            $120.08           $124.27           $101.16
December 28, 1997            $ 82.91           $152.00           $104.07
December 27, 1998            $ 90.76           $214.39           $141.71
December 26, 1999            $124.78           $378.12           $134.85
December 31, 2000            $140.60           $237.66           $128.16

                   ASSUMES $100 INVESTED ON DECEMBER 31, 1995
                          ASSUMES DIVIDENDS REINVESTED
                      FISCAL YEAR ENDING DECEMBER 31, 2000

Certain Indemnification Agreements

     We have entered into Indemnification Agreements with each of our directors and officers. Under the Indemnification Agreements, we have agreed to hold harmless and indemnify each indemnitee generally to the full extent permitted by
Section 145 of the Delaware General Corporation Law and against any and all liabilities, expenses, judgments, fines, penalties and costs in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative to which the indemnitee is made a party by reason of the fact that the indemnitee has, is or at the time becomes a director or officer of the Company or any other entity at our request. The indemnity does not cover liability arising out of fraudulent acts, deliberate dishonesty or willful misconduct, violations of certain securities laws, or if a court determines that such indemnification is not lawful. In addition, our By-laws provide indemnification to all our officers and directors to essentially the same extent as provided in the indemnification agreements.

     We presently carry director and officer liability insurance to insure our directors and officers against certain liabilities they might incur in connection with performing their duties for us. If we become obligated to indemnify an officer or director for an act which is covered by that insurance, we would be able to recover the amount of the indemnification from the insurance proceeds up to the amount of coverage. The insurance, however, does not cover all liabilities that could give rise to indemnification by us.

                              CERTAIN TRANSACTIONS

     One of our restaurants is leased from a corporation in which Abe J. Gustin, Jr., who served as Chairman until May 2000, owns a 25% interest. We paid $156,000 under this lease in the 2000 fiscal year. We believe that the terms of the lease reflect fair market value rentals that are comparable to those which could have been obtained from an unaffiliated third party.

     Abe J. Gustin, Jr. personally guaranteed a restaurant lease for a former franchisee in Dallas. When we undertook the operation of this franchise restaurant, we agreed to assume the lease prospectively. A majority of the disinterested members of the Board of Directors approved this decision. Mr. Gustin remains liable on his guarantee. In the 2000 fiscal year, we made payments on the lease totaling $126,000.

     Mr. Gustin's brother and a brother-in-law own two of our franchisees, A.N.A., Inc., which operates 18 Applebee's restaurants, and Quality Restaurant Concepts, LLC ("QRC") which operates 28 Applebee's restaurants. Another brother-in-law of Mr. Gustin owns Apple-Bay East, Inc., one of our franchisees which operates nine Applebee's restaurants. The development and franchise agreements of A.N.A., Inc., QRC and Apple-Bay East, Inc. are standard in form and require payment of standard franchise, royalty, and advertising fees.

     In 1999,  an entity owned by Mr.  Gustin and certain  members of his family became one of our franchisees by purchasing seven existing Applebee's restaurants from another franchisee after receiving approval from the Board of Directors.

     As of December 31, 2000, we had outstanding loans in the amounts of $667,000 to Mr. Hill and $207,000 Mr. Shadid. These loans were made as part of our policy to help executives meet our guidelines for stock ownership by loaning them money to invest in our stock.

     We have pricing contracts with Nabisco Foods Company, a publicly-held company of which Douglas R. Conant, who was appointed to our Board of Directors in December 1999, served as president until January 2001. During 2000, we paid $576,000 to this company. The contracts were negotiated on a competitive basis, without the involvement of Mr. Conant.

                                  OTHER MATTERS

     We know of no other matters for stockholders to consider at the Annual Meeting. If a stockholder properly presents any other matter at the meeting, the persons named in the accompanying proxy to vote on behalf of your shares will vote on that matter in accordance with their best judgment.

     We encourage each stockholder to attend the Annual Meeting. Whether or not you plan to attend, we urge you to complete, sign and return the enclosed proxy in the accompanying envelope. If you would respond promptly, it would greatly assist us in making arrangements for the meeting. We appreciate your cooperation. If you attend the meeting, you may vote your shares in person even if you sent in your proxy.

                                          By Order of the Board of Directors



                                          Robert T. Steinkamp, Secretary
                                          Applebee's International, Inc.
                                          4551 W. 107th Street, Suite 100
                                          Overland Park, Kansas  66207

Overland Park, Kansas
April 10, 2001

                                                                      APPENDIX A

                         APPLEBEE'S INTERNATIONAL, INC.
                        2001 SENIOR EXECUTIVE BONUS PLAN

1. Purpose. The purpose of the 2001 Senior Executive Bonus Plan (the "Plan") is to enhance Applebee's International, Inc.'s (the "Company") ability to attract, motivate, reward, and retain key senior executives, to strengthen their commitment to the success of the Company and to align their interests with those of the Company's shareholders by providing additional compensation based on the achievement of performance objectives. To this end, the Plan provides a means of rewarding participants based on the performance of the Company.

2. Committee. The Plan shall be administered by a committee of the Board of Directors of the Company (the "Committee"). Each member of the Committee must be an "outside director" within the meaning of the Regulations promulgated under Section 162(m) of the Internal Revenue Code of 1986, as amended.

3. Eligible Employees. Eligible employees shall include any individuals holding the positions of Chairman of the Board, Chief Executive Officer, President, Chief Operating Officer, Division President, Executive Vice President, or Senior Vice President (those eligible employees who are participants in respect of any period are hereinafter referred to as "Participant"). The eligible employees who will participate in the Plan for any period will be designated by the Committee in its sole discretion not later than 90 days after the commencement of that period.

4. Maximum Bonus. The maximum amount of compensation that may be paid to a Participant pursuant to this Plan is $1,500,000 per year. All amounts payable under the Plan with respect to a given period shall be paid in a single lump sum in the period following the period for which the performance goals are established by the date set by the Committee, or at such other time as the Participant and the Committee may agree. Amounts payable under this Plan are eligible for payment in the form of common stock of the Company in the event a Participant so elects under the Company's 1999 Management and Executive Incentive Plan.

5. Performance Goals. Awards to Participants will be based on performance goals, which shall provide for a targeted level or levels of achievement using one or more of the following predetermined measurements, in each case where applicable determined either on a Company-wide basis or in respect of any one or more business units: (a) earnings (either in the aggregate or on a per-share basis);
(b) company, franchise or system comparable store sales; (c) company, franchise or system traffic growth; (d) net income (before or after taxes); (e) operating income; (f) restaurant margin before pre-opening expense; (g) cash flow; (h) return measures (including return on assets, equity or sales); (i) earnings before or after taxes, and before or after depreciation and amortization; (j) gross revenues; (k) share price of Company stock (including growth measures and total stockholder return or attainment by the shares of a specified value for a specified period of time); (l) reductions in expense levels; (m) net economic value; (n) market share; or (o) retention of Company associates in general or in any specific category or level of employment. The performance goals may differ from Participant to Participant and from award to award. The specific performance goals for a given period will be established in writing by the Committee on or before the latest date permissible to enable the award to qualify as "performance-based compensation" under section 162(m) of the Code.

6. Certification. Prior to payment of a bonus in respect to a period, the Committee must certify in writing as to the satisfaction of and compliance with the performance goals and other material terms of the Plan for that period.

7. Amendment or Termination. The Committee may amend or terminate the Plan at any time in its discretion; provided, however, that no amendment or termination of the Plan may affect any award made under the Plan prior to that time.

8. Shareholder Approval. The adoption of this Plan is subject to the approval of the shareholders of the Company.

9. Books and Records: Expenses. The books and records to be maintained for the purpose of the Plan shall be maintained under the supervision and control of the Committee. All calculations and financial accounting matters relevant to this

Plan shall be determined in accordance with GAAP, except as otherwise directed by the Committee. All expenses of administering the Plan shall be paid by the Company from the general funds of the Company.

10. Beneficiaries. Each Participant shall have the right to designate in writing a beneficiary (a "Beneficiary") to succeed to his right to receive payments hereunder in the event of his death. In case of a failure of designation or the death of a designated Beneficiary without a designated successor, payments shall be made to the Participant's estate. Beneficiaries may be changed by the Participant in writing without the consent of any prior Beneficiaries.

11. No Attachment. To the extent permitted by law, the right of any Participant or any Beneficiary in any benefit or to any payment hereunder shall not be subject in any manner to attachment or other legal process for the debts of such Participant or Beneficiary; and any such benefit or payment shall not be subject to anticipation, alienation, sale, transfer, assignment or encumbrance.

12. No Liability. No member of the Board or of the Committee and no officer or employee of the Company shall be liable to any person for any action taken or omitted in connection with the administration of this Plan unless attributable to his own fraud or willful misconduct; nor shall the Company be liable to any person for any such action unless attributable to fraud or willful misconduct on the part of a director, officer or employee of the Company.

13. No Fiduciary Relationship. Nothing contained herein shall be deemed to create a trust of any kind or create any fiduciary relationship. To the extent that any person acquires a right to receive payments from the Company under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.

14. No Guarantee of Employment. Nothing contained in this Plan shall be deemed to give any Participant the right to be retained in the service of the Company or to interfere with the right of the Company to discharge any Participant, for or without cause, at any time, regardless of the effect which such discharge shall have upon such individual as Participant in the Plan.

15. Governing Law. This Plan shall be construed in accordance with the laws of the State of Kansas.

16. Interpretation of Plan. The Committee shall have sole and absolute discretion and authority to interpret all provisions of this Plan and to resolve all questions arising under this Plan; including, but not limited to, determining whether any person is eligible under this Plan, whether any person shall receive any payments pursuant to this Plan, and the amount of any payments to be made pursuant to this Plan. Any interpretation, resolution or determination of the Committee shall be final and binding upon all concerned and shall not be subject to review.

17. Withholding. Prior to the delivery of any payment pursuant to this Plan, the Company shall have the power and the right to deduct or withhold or require a Participant to remit to the Company, an amount sufficient to satisfy Federal, state and local taxes (including the Participant's FICA obligation) required to be withheld with respect to such delivery.

                                                                      APPENDIX B

                         APPLEBEE'S INTERNATIONAL, INC.
                             AUDIT COMMITTEE CHARTER

Organization

There shall be a committee of the Board of Directors known as the Audit Committee. The Audit Committee shall be composed of three or more directors who are independent of the management of the Company and are free of any relationship that, in the opinion of the Board of Directors, would interfere with their exercise of independent judgment as a committee member. No Audit Committee member may be an officer or employee of the Company or any of its divisions or subsidiaries.

All members of the Audit Committee shall be able to read and understand fundamental financial statements or will become able to do so within a reasonable time after their appointment to the Audit Committee, and at least one member of the Audit Committee shall have past or current employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual's financial sophistication, including having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

Statement of Policy

The Audit Committee shall provide assistance to the directors in fulfilling their responsibility to the stockholders and investment community relating to corporate accounting, reporting practices of the Company, and the quality and integrity of the financial reports of the Company. In so doing, it is the responsibility of the Audit Committee to maintain free and open means of communication between the directors, the independent auditors, the Chief Financial Officer, the internal auditors, and other members of management of the Company.

Election

The members of the Audit Committee shall be elected by the Board of Directors at the annual meeting of the Board of Directors to serve a term of one (1) year or until their successors shall be duly elected and qualified. The Board of Directors will appoint a Chair to preside at the Audit Committee meetings and schedule meetings as appropriate.

Responsibilities

In carrying out its responsibilities, the Audit Committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and to ensure to the directors and stockholders that the corporate accounting and reporting practices of the Company are in accordance with all requirements.

The independent auditors are ultimately accountable to the Audit Committee and the Board of Directors, as representatives of the Company's stockholders. The Audit Committee and the Board of Directors have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent auditors (or to nominate the independent auditors to be proposed for stockholder approval in any proxy statement). To effect the foregoing, the Audit Committee shall review the independence and effectiveness of the independent auditors and annually recommend to the Board of Directors the appointment of the independent auditors to audit the financial statements of the Company and its divisions and subsidiaries or approve any discharge of independent auditors, if necessary.

In addition, in carrying out its responsibilities, the Audit Committee will:

     o Review and reassess, at least on an annual basis, the adequacy of this Audit Committee Charter.

     o Ensure receipt from the independent auditors of a formal written statement delineating all relationships between the independent auditors and the Company, consistent with Independence Standards Board No. 1.

     o Actively engage in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditors.

     o Take or recommend that the full Board of Directors take, appropriate action to oversee the independence of the independent auditors.

     o Review the Company's audited financial statements prior to filing the Company's Annual Report on Form 10-K.

     o In connection with the Company's year-end financials, discuss with financial management and independent auditors significant issues regarding accounting principles, practices, and judgments and any items required to be communicated by the independent auditors in accordance with Statement on Auditing Standards No. 61.

     o Review, as appropriate, other material financial information submitted to any governmental or public body, including any certification, report, opinion, or review rendered by the independent auditors.

     o Review the Company's quarterly financial results prior to filing the Company's Quarterly Report on Form 10-Q. In connection with the Company's interim financials, discuss with financial management and independent auditors any significant changes to the Company's accounting principles and any items required to be communicated by the independent auditors in accordance with Statement on Auditing Standards No. 71. The Chair of the Audit Committee may represent the entire Audit Committee for purposes of the quarterly review and communication.

     o Following each audit by the independent auditors, obtain from the independent auditors assurance that Section 10A of the Private Securities Litigation Reform Act of 1995 has not been implicated.

     o Approve the report of the Audit Committee required by the rules of the SEC to be included in the Company's annual proxy statement.

     o Oversee the publication of this Audit Committee Charter at least every three years in the Company's annual proxy statement in accordance with SEC regulations.

     o Meet with the independent auditors, the CFO and the senior financial management of the Company to review the scope of the proposed audit for the current year and the audit procedures to be utilized, and at the conclusion thereof review such audit, including any comments or recommendations of the independent auditors.

     o Review with the independent auditors, the Company's internal auditor, and the CFO and other financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the Company, and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable. Further, the Audit Committee periodically should review Company policy statements relating to the code of conduct.

     o Review the internal audit function of the Company including the independence and authority of its reporting obligations, the proposed audit plans for the coming year, and the coordination of such plans with the independent auditors.

     o Receive when appropriate, a summary of findings from completed internal audits and a progress report on the proposed internal audit plan, with explanations for any deviations from the original plan.

     o Provide sufficient opportunity for the internal and independent auditors to meet with the members of the Audit Committee without members of management present. Among the items to be discussed in these meetings are the independent auditors' evaluation of the Company's financial, accounting, and auditing personnel, and the cooperation that the independent auditors received during the course of the audit.

     o Submit the minutes of all meetings of the Audit Committee to, or discuss the matters discussed at each committee meeting with, the Board of Directors.

     o Oversee the investigation of any matter brought to its attention within the scope of its duties, with the power to retain outside counsel for this purpose if, in its judgment, that is appropriate.

     o To do all other things and perform such tasks and functions as are designated by the Board of Directors.

While the Audit Committee has the responsibilities and powers set forth in this Audit Committee Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditors. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditors or to assure compliance with laws and regulations and the Company's code of conduct.